Exhibit 10.27

SEAGATE DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2010

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Page

EXHIBIT “B” MAXTOR CORPORATION EXECUTIVE DEFERRED
COMPENSATION PLAN	ii

iii

SEAGATE DEFERRED COMPENSATION PLAN

This Seagate Deferred Compensation Plan (the “Plan”), is hereby amended and restated effective as of January 1, 2010 (the “Effective Date”) by Seagate US LLC, (the “Company”) and the Participating Companies (see Sections 1.7 and 1.22) for the purpose of providing supplemental retirement benefits.

RECITALS

1.             The Company previously established the Plan for the benefit of the members of the Board of Directors of the Company or Participating Companies, and for a select group of management or highly compensated employees of the Company and Participating Companies.

2.             Under the Plan, the Company and each Participating Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries, to the extent applicable, from the general assets of the Company and each Participating Company.

3.             The Company established an irrevocable trust (hereinafer called the “Trust”) by entering into a trust agreement (the “Trust Agreement”) with Wells Fargo Bank, N.A., as trustee (the “Trustee”).

4.             The Company and each Participating Company contribute to the Trust assets that shall be held therein and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

5.             The Company and each Participating Company intend that amounts contributed to the Trust (and the earnings thereon) shall be used by the Trustee to satisfy the respective liabilities of the Company and each Participating Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

6.             The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company and each Participating Company, as applicable, for federal and state income tax purposes.

7.             The Company and each Participating Company intend that their respective share of the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company and each Participating Company, as applicable, as provided in the Trust Agreement.

8.             The Company and each Participating Company intend that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

9.             The Company acquired Maxtor Corporation (“Maxtor”) on May 19, 2006. In furtherance of this acquisition the Company amended and restated the Plan on September 17, 2007 for the sole purpose of incorporating the terms of the Maxtor Corporation Executive

Deferred Compensation Plan (the “Maxtor Plan”), attached hereto as Exhibit B, with and into the Plan. The Plan shall maintain separate accounts on behalf of members of the Maxtor Plan who transfer to and participate in this Plan. The Committee shall maintain and credit amounts deferred under this Plan and the Maxtor Plan, respectively, and amounts payable thereunder shall be governed by their respective plans. No contributions made pursuant to the terms of the Plan shall be allocated to any of the separate accounts set up as a result of the combination of the Maxtor Plan with the Plan.

10.           The Company bifurcated the Plan terms into two documents when the Company amended and restated the Plan to comply with the provisions of Section 409A of the Code (“Code Section 409A”).  This document contains the Plan terms for deferral amounts that are not subject to Code Section 409A (the “Grandfathered Terms”).  The Plan terms as amended and restated to comply with the Code Section 409A (the “409A Terms”) are provided in a separate document.  The Grandfathered Terms apply to amounts deferred under the Plan (including the Maxtor Plan) that were both earned and vested prior to January 1, 2005 and any earnings attributable thereto.  The 409A Terms apply to amounts deferred under the Plan (including the Maxtor Plan) that were earned or vested after December 31, 2004 and any earnings attributable thereto.  In addition, the Committee maintains separate accounts for amounts subject to the Grandfathered Terms and the 409A Terms, and amounts credited to those accounts will be governed by the Grandfathered Terms and the 409A Terms as appropriate.  In no event shall amounts subject to the Grandfathered Terms be aggregated with amounts subject to the 409A Terms, except to the extent permitted by Code Section 409A.

11.           The Company wishes to amend and restate the Grandfathered Terms of the Plan to accurately reflect the Company’s consistent interpretation and administration of the Grandfathered Terms.

NOW THEREFORE, the Company hereby amends and restates the Grandfathered Terms of the Plan as follows:

ARTICLE I

DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

1.1           Account. “Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to (a) the portion of the Participant’s Compensation that he or she elects to defer, (b) Company Contributions, if any, made to the Plan for the Participant’s benefit, and (c) adjustments to reflect deemed earnings pursuant to Subsection 4.1(c). “Account” does not include a Participant’s Maxtor Account.

1.2           Base Salary. “Base Salary” means the Employee’s base salary for the Plan Year. Base Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services.

1.3           Beneficiary. “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Committee during the Participant’s lifetime.

1.4           Board of Directors. “Board of Directors” or “Board” means the Board of Directors of the Company and each Participating Company.

1.5           Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

1.6           Committee. “Committee” means the Committee appointed by the Board of Directors of the Company to administer the Plan in accordance with Article VIII.

1.7           Company. “Company,” on and until July 16, 2000, means Seagate Technology, Inc., any successor corporation, any entity that is directly or indirectly controlled by Seagate Technology, Inc., or any entity in which Seagate Technology, Inc., has a significant equity or investment interest, as determined by the Committee from time to time, in its sole and absolute discretion. After July 16, 2000, “Company” means Seagate US LLC, any successor corporation, any entity that is directly or indirectly controlled by Seagate US LLC, or any entity in which Seagate US LLC has a significant equity or investment interest, as determined by the Committee from time to time, in its sole and absolute discretion.

1.8           Company Contributions. “Company Contributions” is defined in Section 3.2.

1.9           Compensation. “Compensation” means the Base Salary, Commissions, Bonuses and/or Directors Fees that the Participant earns for services rendered to the Company or a Participating Company.

1.10         Director. “Director” means a member of the Board.

1.11         Directors Fees. “Directors Fees” means the annual cash fees paid by the Company or a Participating Company, including retainer fees, committee fees and meeting fees, to Directors as compensation for serving on a Board.

1.12         Disability. “Disability” means total and permanent disability within the meaning of the Company’s long-term disability plan.

1.13         Distributable Amount. “Distributable Amount” means the amount credited to a Participant’s Account less any amounts previously distributed (or deemed distributed or forfeited) to that Participant. Such amount shall be valued on the last day of the calendar quarter immediately preceding the date on which the Participant is to receive a distribution under Article

VII or as soon as administratively practicable thereafter, as determined in the sole and absolute discretion of the Committee.

1.14         Distribution Event. “Distribution Event” means, with respect to each Participant, (a) the Participant’s termination of employment with the Company or a Participating Company or termination of service on the Board of the Company or a Participating Company, in the case of a Director (if the Director is also an employee, then such termination shall be the later of termination of employment or service on a Board) for any reason, including Retirement, death or Disability, or (b) a specific date, if specified by the Participant pursuant to Article VII. A Participant’s Distribution Event election shall be made in writing at such time, on such form and subject to such procedures as the Committee may, in its sole and absolute discretion, specify from time to time. Notwithstanding the foregoing, a Distribution Event will not be deemed to have occurred if a Participant transfers employment from one Participating Company and becomes employed by another Participating Company without any intervening employment. For purposes of this Plan, on and after November 4, 2002, a Participant who is an employee of XIOtech Corporation, or any successor employer (“XIOtech”) shall be considered to have had a termination of employment only upon his or her termination from employment with XIOtech (and all other Companies and Participating Companies), and shall not be considered to have had a termination of employment solely as a result of XIOtech Corporation’s ceasing to be a Company, or effective as of December 31, 2002, a Participating Company.

1.15         Election Period. “Election Period” means (a) for Employees who are Eligible Employees as of July 1, 2000, the period ending June 16, 2000; (b) for Employees who initially become Eligible Employees or Directors after June 16, 2000, within sixty (60) days after being notified by the Committee of their eligibility; otherwise (c) no later than the due date for the enrollment forms of the year prior to the year the Compensation is paid.

1.16         Eligible Employee. “Eligible Employee” means an Employee who is in a select group of management or highly compensated Employees including, without limitations, (i) all vice presidents or equivalent positions (or other high-level technical positions) and above, and (ii) effective as of January 1, 2003, all Employees whose rate of base pay is $125,000 or more at the commencement of the relevant Election Period, as determined by the Committee, in its sole and absolute discretion.

1.17         Employee. “Employee” means a common-law employee of the Company or a Participating Company regularly performing services in the United States.

1.18         Fund. “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.3.

1.19         Investment Return. “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) during each valuation period, but not less frequently than monthly.

1.20         Maxtor Account. “Maxtor Account” means, consistent with the terms of the Maxtor Plan, attached hereto as Exhibit B, for each Participant who previously participated in the Maxtor Plan, the bookkeeping account maintained by the Committee that is credited with amounts equal to (a) the portion of the Participant’s compensation that he or she elected to defer thereunder, (b) contributions, if any, made by Maxtor to the Plan for the Participant’s benefit under the Maxtor Plan, and (c) adjustments to reflect deemed earnings under the Maxtor Plan.

1.21                           Participant. “Participant” means any Eligible Employee or Director who elects to defer Compensation in accordance with Section 3.1, and any other individual with respect to whom an Account is maintained under this Plan.

1.22                           Participating Company. “Participating Company” means each unrelated employer that the Committee and such employer agree shall be a participating employer in the Plan. Specifically, as a result of that certain Stock Purchase Agreement by and among Suez Acquisition Company (Cayman) Limited, Seagate Technology, Inc. and Seagate Software Holdings, Inc., dated as of March 29, 2000 (the “Stock Purchase Agreement”), and that certain Agreement and Plan of Merger and Reorganization by and among Veritas Software Corporation, Victory Merger Sub, Inc., and Seagate Technology, Inc., dated as of March 29, 2000 (the “Merger Agreement”), portions of the business of the Company may be owned by entities unrelated to the Company. In such case, it is the intention of the Company that such unrelated employers may continue to participate in this Plan and the related Trust and own a pro rata interest in the assets of the Trust and be responsible for the related liabilities of the Plan (as determined on the books of the respective employers); provided, however, that both the Committee and the unrelated employer agree to such participation in this Plan and the related Trust. The Committee has sole and absolute discretion to discontinue a Participating Company’s eligibility to participate in the Plan. In accordance with Section 1 of Schedule 1.3 of that certain Transitional Services Agreement (the “TSA”) between Seagate Technology LLC, and XIOtech Corporation, a Minnesota corporation (“XIOtech”), and dated November 4, 2002, “Participating Company” shall include XIOtech for the period beginning November 4, 2002 and ending on December 31, 2002.

1.23                           Payment Commencement Date. “Payment Commencement Date” means as soon as administratively possible after either:

(i)            the first day of the month following the end of the calendar quarter in which the Participant has a Distribution Event, or

(ii)           the January 1st most closely following the date on which the Participant has a Distribution Event.

A Participant’s Payment Commencement Date under this Section 1.23 with respect to any amounts distributed to such Participant under this Plan shall be the date referred to in either Section 1.23(i) or (ii) above, based on the Participant’s initial distribution election under Section 7.1 with respect to such amounts, or as subsequently changed by the Participant pursuant to an election that occurs at least one year prior to the date on which the Participant has a Distribution Event.

If a Participant has not elected a Payment Commencement Date under this Section 1.23, the Payment Commencement Date shall be as soon as administratively possible after the first day of the month following the end of the calendar quarter in which the Participant has a Distribution Event.

1.24                           Plan. “Plan” means the Seagate Deferred Compensation Plan, as set forth herein, now in effect, or as amended from time to time.

1.25                           Plan Year. “Plan Year” means (a) July 1, 2000 through December 31, 2000, and (b) each subsequent calendar year.

ARTICLE II

PARTICIPATION

2.1                                 Participation. An Eligible Employee or Director shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1                                 Elections to Defer Compensation.

(a)                                  Election Period. Each Eligible Employee or Director may elect to defer Compensation by filing an election with the Committee that conforms to the requirements of this Section, on a form approved by the Committee, no later than the last day of his or her Election Period.

(b)                                 General Rule. The amount of Compensation that an Eligible Employee or Director may elect to defer is as follows:

(1)           Any whole percentage of Base Salary up to seventy-five percent (75%);

(2)           Any whole percentage of Bonuses up to one hundred percent (100%);

(3)           Any whole percentage of Commissions up to one hundred percent (100%); and/or

(4)           Any whole percentage of Directors Fees up to one hundred percent (100%);

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, (ii) amounts necessary to satisfy any other benefit plan withholding obligations, (iii) any resulting income taxes payable with respect to Compensation that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar type obligations.

(c)           Minimum Deferrals. For each Plan Year during which the Eligible Employee or Director is a Participant, the minimum Compensation that may be deferred shall be Five Thousand Dollars ($5,000). The minimum deferral requirement for Participants joining the Plan mid-year will be pro-rated based upon the number of months remaining in the Plan Year.

(d)           Effect of Initial Election to Defer Base Salary, Bonuses, Commissions and/or Directors Fees. An election to defer Base Salary, Bonuses, Commissions and/or Directors Fees made during an initial Election Period shall be effective as to Base Salary, Bonuses, Commissions and/or Directors Fees paid beginning with the first pay period beginning after July 1, 2000 (or such later date for Employees who first become eligible to participate in the Plan after June 16, 2000), and for each subsequent Election Period, the first pay period of the following calendar year.

(e)           Duration of Base Salary and/or Directors Fees Deferral Election. An election to defer Base Salary and/or Directors Fees made under Subsection 3.1(a) or 3.1(g) shall remain in effect for the entire Plan Year for which the election is effective, notwithstanding any change in the Participant’s Base Salary or Directors Fees, until modified or terminated as provided in this Subsection 3.1(e) or 3.1(h) below. Subject to the minimum deferral requirement of Subsection 3.1(c), the percentage of Base Salary and/or Directors Fees designated by the Participant for deferral may only be increased, decreased or terminated by filing a new election, in accordance with the terms of this Section, with the Committee during the Participant’s Election Period. A Participant’s deferral election shall terminate with respect to future Base Salary and/or Directors Fees as provided in Subsection 3.1(h) below or, if earlier, upon the Participant ceasing to be an Eligible Employee and/or Director.

(f)            Duration of Bonuses and/or Commissions Deferral Election. An election to defer Bonuses and/or Commissions made under Subsection 3.1(a) or 3.1(g) shall remain in effect for the entire Plan Year for which that election is made, notwithstanding any change in the Participant’s Bonuses or Commissions, until modified or terminated as provided in this Subsection 3.1(f) or 3.1(h) below. Subject to the minimum deferral requirement of Subsection 3.1(c), the percentage of Bonuses and/or Commissions designated by the Participant for deferral may only be increased, decreased or terminated by filing a new election, in accordance with the terms of this Section, with the Committee during the Participant’s Election Period. A Participant’s deferral election shall terminate with respect to future Bonuses and/or Commissions as provided in Subsection 3.1(h) below or, if earlier, upon the Participant ceasing to be an Eligible Employee or Director.

(g)           Elections Other than Elections During the Initial Election Period. Any Eligible Employee or Director who fails to elect to defer Compensation during his or her initial Election Period may subsequently become a Participant, and any Eligible Employee or Director who has terminated a prior deferral election may again elect to defer Compensation, by filing an election, on a form and in a manner approved by the Committee, to defer Compensation as described in Subsection 3.1(b) above during the Election Period. An election to defer Compensation will be effective for Base Salary,

Bonuses, Commissions and/or Directors Fees paid beginning with the first pay period beginning on and after the next succeeding Plan Year.

(h)           Termination of Deferral Election. Notwithstanding the foregoing, a Participant may, at any time, terminate his or her deferral election with respect to Base Salary and/or Directors Fees not yet paid; Deferral elections for deferral of Bonuses and Commissions may not be terminated during the Plan Year for that Plan Year. A Participant who so terminates his or her deferral election may again defer Base Salary and/or Bonuses (as applicable) by timely filing an election for a subsequent Plan Year; provided, however, that a Participant who terminates his or her deferral election for a Plan Year and who has not, with respect to such Plan Year, met the minimum deferral requirement of Subsection 3.1(c), shall receive a refund of any amounts deferred for such Plan Year (adjusted for gains or losses) after the end of such Plan Year.

3.2                                 Company Contributions. The Company and each Participating Company may make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as each such Board may determine; subject to approval by the Company, in its sole and absolute discretion.

3.3                                 Investment Elections. The Committee may, in its sole and absolute discretion, provide each Participant with a list of investment funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. The Committee may, from time to time, in its sole and absolute discretion, change the investment funds. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Subsection 4.1(c). In making the designation pursuant to this Section, the Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee. Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section each business day, in such manner and at such time or times as the Committee shall specify from time to time. If a Participant fails to elect a Fund under this Section or if the Committee does not provide such Participant with a List of Funds pursuant to this Section, then the Participant shall be deemed to have elected a money market or similar fund. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company (or if applicable, each Participating Company) property in which no Participant shall have any interest.

ARTICLE IV

ACCOUNTS

4.1                                 Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds elected by the Participant pursuant to Section 3.3 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration. A Participant’s Account shall be credited as follows:

(a)           As of the date on which a payroll withholding is made for a Participant, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of that Participant’s Account with an amount equal to Base Salary and/or Directors Fees deferred by the Participant during each such pay period in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Base Salary and/or Directors Fees that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b)           As of the date on which each Bonus and/or Commission would have been paid, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus and/or Commission deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus and/or Commission that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c)           As soon as administratively practicable after the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company Contribution made to or for the Participant’s benefit in accordance with Section 3.3; that is, the portion of the Participant’s Company Contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(d)           At such time or times as the Committee may determine, but not less frequently than monthly, each investment fund subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Committee.

4.2                                 Maxtor Accounts. The Committee shall maintain and credit Maxtor Accounts separately from Accounts established under this Section 4.1. The Committee shall maintain and credit Maxtor Accounts consistent with the Maxtor Plan, attached hereto as Exhibit B.

ARTICLE V

VESTING

5.1                                 Account.

(a)           Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1 with respect to such deferrals, shall be one hundred percent (100%) vested at all times.

(b)           Company Contributions. The value of a Participant’s Account attributable to any Company Contributions pursuant to Section 3.2 shall vest at such time or times as the Company (or each Participating Company with the approval of the Company), shall specify in connection with any such contributions. Unless otherwise specified, Participants shall be one hundred percent (100%) vested in such amounts together with any amounts credited to the Participants.

(c)           Maxtor Accounts. All amounts credited to a Maxtor Account shall be one hundred percent (100%) vested at all time, together with any earnings credited thereon.

ARTICLE VI

GENERAL DUTIES

6.1                                 Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2                                 Remittance of Contributions. While the Plan remains in effect, the Company and each Participating Company shall make contributions to the Trust Fund at least once each quarter. As soon as administratively practicable after the close of each Plan quarter, the Company and each Participating Company shall make an additional contribution constituting their respective share to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company Contributions, if any, accrued as of the close of the current Plan quarter.

6.3                                 Department of Labor Determination. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of the affected Participants.

ARTICLE VII

DISTRIBUTIONS

7.1                                 Distribution Options. Each Participant may elect to receive his or her deferrals (and earnings thereon either at termination, Disability or at a specified date while employed (““Scheduled In-Service Withdrawals”), subject to the provisions of this Article VII, provided, however, that distributions of the Maxtor Accounts shall be paid pursuant to the terms of the Maxtor Plan as set forth in Exhibit B. The Participant may make separate distribution elections for each Plan Year’s deferrals (and earnings thereon). The election to receive payment of a Plan Year’s deferrals (and earnings thereon) at termination is irrevocable.

7.2                                 Distribution due to Termination of Employment or Long-Term Disability.

(a)                                  Normal Form of Distribution. Subject to Subsection 7.3(b) below, in the event that a Participant’s employment terminates for any reason or the Participant has a Disability, then the Participant’s Distributable Amount shall normally be paid to the Participant (and after the Participant’s death to his or her Beneficiary or Beneficiaries) in a cash lump sum payment payable on his or her Payment Commencement Date.

(b)                                 Optional Forms of Distribution.

(1)           A Participant may, in lieu of a lump sum distribution specified in Subsection 7.2(a) above, elect any of the following optional forms of distribution (subject to Subsection 7.2(c) below):

Form(s) of Distribution

12 quarterly installments

20 quarterly installments

40 quarterly installments

60 quarterly installments

If a Participant is eligible for and elects installment payments, then the substantially equal quarterly installments shall begin on the Participant’s Payment Commencement Date. Notwithstanding the foregoing, if the Participant’s Distributable Amount becomes Five Thousand Dollars ($5,000) or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum as soon as reasonably practicable.

(2)           Upon a Participant’s termination of employment for any reason, all of his or her distribution elections for a Plan Year will be cancelled in favor of the most recent termination distribution election for that Plan Year, provided that such election was made at least one (1) year prior to the Participant’s termination; otherwise, the most recent distribution election made by the Participant one (1) or more years prior to the date of his or her termination shall govern.

(c)                                  Distribution Elections.

(1)           A Participant may make such distribution election by completing a form approved by and filed with the Committee by the established enrollment deadline (or such other period as the Committee may establish from time to time) of the date the Eligible Employee first becomes a Participant. A Participant may change his or her form of distribution under this Section provided that he or she files the change with the Committee at least one (1) year prior to his or her Payment Commencement Date.

(2)           Notwithstanding the foregoing, if the Participant’s total Distributable Amount is Fifty Thousand Dollars ($50,000) or less as of the Payment Commencement Date, the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date.

(3)           If the Participant’s Distributable Amount is paid in installments, then the Participant’s Account shall continue to be credited with earnings pursuant to Subsection 4.1(c) and the installment amount shall be adjusted annually to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.

(4)           Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 7.5.

(d)                                 Death while Receiving Benefits. If the Participant dies prior to receiving any or all of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment including all vested and unvested Company Contributions.

7.3                                 Scheduled and Unscheduled In-Service Withdrawals.

(a)                                  Scheduled In-Service Withdrawals. A Participant may, in connection with his or her Compensation deferral election for a Plan Year, specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Subsection 4.1(d), subject to the following restrictions:

(1)           A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date that is at least two (2) years beyond the end of the deferral Plan Year to which such election applies. A Participant may amend or postpone to a later future year his or her Scheduled In-Service Withdrawal election (including, without limitation, the form and/or timing of the distribution); provided, however, such amendment or postponement (i) occurs with at least one (1) year’s advance notice thereof, and (ii) the newly elected In-Service Withdrawal date is at least two (2) years from the date of such amendment or postponement and at least two (2) years beyond the end of the deferral Plan Year to which the original election applied.

(2)           The election to take a Scheduled In-Service Withdrawal shall be made by completing a form approved by and flied with the Committee.

(3)           The amount payable to a Participant in connection with a Scheduled In-Service Withdrawal shall in all cases be one hundred percent (100%) of the Compensation deferred for the Plan Year with respect to which the election applies, together with any earnings credited to such amount pursuant to Subsection 4.1(c), determined as of the end of the calendar month preceding the month of the Scheduled In-Service Withdrawal date.

(4)           Subject to Section 7.5, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in annual installments over a two (2), three (3), four (4) or five (5)-year period (as elected by the Participant); provided, however, that if a Participant’s total Distributable Amount for a Scheduled In-Service Withdrawal is Twenty-Five Thousand Dollars ($25,000) or less as of the Payment Commencement Date, the Distributable Amount will be in the form of a single lump sum. Lump sum distributions shall be paid in January of the year specified on the election form. Annual installment distributions shall commence in January of the year specified on the election form, and shall continue to be paid as soon as administratively practicable following the end of the calendar year for the duration elected on the election form.

(5)           A Participant’s Scheduled In-Service Withdrawal election shall become void and of no effect upon termination of the Participant’s employment with the Company or a Participating Company for any reason before the Participant’s Scheduled In-Service Withdrawal date. In such event, the distribution provisions of Section 7.2 shall apply. A Participant shall not be deemed to have terminated employment with the Company if the Participant transfers employment from one Participating Company and becomes employed by another Participating Company without any intervening employment.

(b)                                 Unscheduled In-Service Withdrawals. Participants may submit a request to withdraw amounts from their Accounts attributable to Compensation deferrals prior to termination of employment with the Company or a Participating Company (an “Unscheduled In-Service Withdrawal”). A Participant shall not be deemed to have terminated employment with the Company if the Participant transfers employment from one Participating Company and becomes employed by another Participating Company without any intervening employment. Upon receiving an Unscheduled In-Service Withdrawal request, the Committee shall authorize such Unscheduled In-Service Withdrawal subject to the following restrictions:

(1)           The election to take an Unscheduled In-Service Withdrawal shall be made by submitting the appropriate documents in a form satisfactory to the Committee.

(2)           The amount payable to a Participant in connection with an Unscheduled In-Service Withdrawal shall equal ninety percent (90%) of the requested amount and, accordingly, shall not exceed ninety percent (90%) of the Distributable Amount. An Unscheduled In-Service Withdrawal amount (the “In-Service Withdrawal Amount”) shall be a minimum of the lesser of (i) $5,000 or (ii) 90% of the Participant’s Distributable Amount. Notwithstanding the foregoing, the Unscheduled In-Service Withdrawal Amount and the amount forfeited as a result of such withdrawal shall not include any amounts attributable to Company Contributions (and earnings thereon). The Unscheduled In-Service Withdrawal Amount shall be calculated as of the end of the calendar month immediately preceding the month in which the Unscheduled In-Service Withdrawal is made. The Unscheduled In-Service Withdrawal Amount (and not the forfeited amount) shall be subject to all applicable federal and state income taxes.

(3)           If a Participant receives an Unscheduled In-Service Withdrawal, the remaining portion of the requested Amount, as applicable (i.e., ten percent (10%) of such amount), shall be permanently forfeited and the Company shall have no obligation to the Participant or his or her Beneficiary or Beneficiaries with respect to such forfeited amount.

(4)           If a Participant receives an Unscheduled In-Service Withdrawal, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the Unscheduled In-Service Withdrawal occurs and all of the following Plan Year.

(5)           An Unscheduled In-Service Withdrawal of the Participant’s Distributable Amount pursuant to this Section shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing and subject to the Committee’s approval, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Unscheduled In-Service Withdrawal election is approved.

7.4                                 Unforeseeable Emergency.

(a)                                  Triggering an Unforeseeable Emergency. The Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account due to an unforeseeable emergency at any time without penalty. An unforeseeable emergency withdrawal may be granted only for an unforeseeable, severe financial condition resulting from (1) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Code Section 152(a)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee, in its sole and absolute discretion. If a Participant receives a distribution pursuant to this Section, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and all of the following Plan Year.

(b)                                 Distribution Attributable to an Unforeseeable Emergency. Unless the Committee, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Committee approves the Participant’s request.

7.5                                 Section 162(m) Limitation. If the Committee determines in good faith that there is a reasonable likelihood that all or any portion of any payment of benefits under this Article VII to a Participant would not be deductible for federal income tax purposes by the Company or a Participating Company, as applicable, because of a limitation on the total amount of the Participant’s deductible compensation from the Company or a Participating Company, as applicable, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company or a Participating Company, as applicable, the following shall apply:

(a)           Payment of the non-deductible amount shall be deferred until the first day of the following fiscal year of the Company or a Participating Company, as applicable;

(b)           If the amount deferred under Subsection 7.5(a) above would exceed the limitation of the total amount of the Participant’s deductible compensation from the Company or a Participating Company, as applicable, for the following fiscal year, the excess shall be deferred to the first day of the succeeding fiscal year in which the deductibility of compensation paid or payable to the Participant will not be so limited, subject to Subsection 7.5(c) below;

(c)           In no event shall any payment be deferred under this Section more than three (3) years from the date scheduled for payment under this Article VII; and

(d)           Adjustment for earnings shall continue to be applied under Subsection 4.1(d) during the period of deferral under this Section.

7.6                                 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Participant’s Distribution Event, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings.

ARTICLE VIII

ADMINISTRATION

8.1                                 Committee. A Committee shall be appointed by, and serve at the pleasure of, the Board of the Company. The number of members comprising the Committee shall be determined by the Board of the Company, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board of the Company. The Board of the Company may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board of the Company.

8.2                                 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

8.3                                 Powers and Duties of the Committee.

(a)           The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)           To select the funds to be the Funds in accordance with Section 3.3 hereof;

(2)           To construe and interpret the terms and provisions of this Plan;

(3)           To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)           To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(5)           To maintain all records that may be necessary for the administration of the Plan;

(6)           To provide for the disclosure of all information, and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)           To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8)           To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(9)           To designate the subsidiaries and/or Participating Companies that will participate in the Plan; and

(10)         To amend, modify or suspend the Trust, subject to the terms and conditions of the Trust Agreement.

8.4                                 Additional Powers of the Committee. Effective January 1, 2001, in addition to the powers enumerated in Section 8.3, the Committee shall have the following powers:

(a)                                  To establish and revise, from time to time, the Charter governing the operation of the Committee, subject to the same restrictions under Section 9.4 applicable to the Committee’s authority to amend the Plan;

(b)                                 To elect successor members to the Committee, when any other individual ceases to be a member of the Committee; and

(c)                                  To perform all other acts deemed by the members of the Committee to be necessary or appropriate for the execution of their duties as members of the Committee.

8.5                                 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company, any Participating Company, and any Participant or Beneficiary.

8.6                                 Information. To enable the Committee to perform its functions, the Company and each Participating Company, as applicable, shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

8.7                                 Compensation, Expenses and Indemnity.

(a)           The members of the Committee shall serve without compensation for their services hereunder.

(b)           The Committee is authorized at the expense of the Company and each Participating Company, on a pro rata basis based on the total number of Participants (if elected by the Company) to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company and each Participating Company.

(c)           To the extent permitted by applicable state law, the Company and each Participating Company, on a pro rata basis, based on the total number of Participants shall indemnify and save harmless the Committee and each member thereof, the Boards and any delegate of the Committee who is an employee of the Company and each Participating Company based on total number of Participants against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Company or provided by the Company or a Participating Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.8                                 Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account at least quarterly.

ARTICLE IX

CLAIMS PROCEDURE

9.1                                 Claim for Benefits.  Any claim for benefits under this Plan must be submitted in writing to the Committee no later than 90 days after the date on which the event that caused the claim to arise occurred .  If a claim for benefits is wholly or partially denied, the Committee, or its delegate, shall so notify the claimant within 90 days after receipt of the claim.  If the Committee determines that an extension is necessary, the Committee will notify the claimant within the initial 90-day period that the Committee needs up to an additional 90 days to review the claim.  In the case of a claim for disability benefits, the Committee shall notify the claimant within 45 days after the claim is received unless the Committee determines that an extension of time for processing is required due to matters beyond the control of the Plan, in which case written notice of the extension shall be furnished to the claimant prior to termination of the original 45-day period.  Such extension shall not exceed 30 days from the end of the initial period.  If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the claimant prior to termination of the first 30-day extension.

9.2           Notice of Denial.  The notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.  In the case of a claim for disability benefits, the notification shall also advise the claimant whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment.  The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 10.3 hereof.

9.3           Review of Claim.  Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Committee in writing.

9.4           Decision After Review.  Within 60 days after the receipt of a request for review under Section 10.3, the Committee, or its delegate, shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant.  The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.  In the case of a claim for disability benefits, the notice shall set forth:  (1) whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and (2) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

9.5           Legal Action.  A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

9.6           Discretion of the Committee.  All interpretations, determinations and decisions of the Committee, or its delegate, with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE X

MISCELLANEOUS

10.1         Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or a Participating Company. No assets of the Company or a Participating Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company or a Participating Company under this Plan. Any and all of the assets of the Company and the Participating Companies shall be, and remain, the general unpledged, unrestricted assets of the Company and the Participating Companies. The obligation of the Company and each Participating Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

10.2         Restriction Against Assignment. The Company and each Participating Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.3         Withholding. There shall be deducted from each payment made under the Plan, all taxes that are required to be withheld by the Company or each Participating Company, as applicable, in respect to such payment. The Company or each Participating Company, as applicable, shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

10.4         Amendment, Modification, Suspension or Termination. The Plan was amended so that notwithstanding any other provision of this Plan to the contrary, on and after February 2,

2001, Seagate US LLC shall continue to be the sponsor of the Plan, but the Board of Directors of New SAC, a Cayman Islands Limited Company (“New SAC”) shall replace Seagate US LLC as the entity that has the power to amend and terminate the Plan and appoint members of the Committee. Furthermore, the Board of Directors hereby delegates to the Committee the authority to adopt and execute any amendment to the Plan that the Board of New SAC could otherwise adopt under the provisions of this Section 9.4; provided that any such amendment (1) does not abridge the power of the Board of Directors of New SAC to amend the Plan or the Charter of the Committee (including any amendment of the Plan or Charter that such Board intends to supersede any amendment of the Committee) or to appoint or remove members of the Committee, and (2) does not significantly increase the benefits payable to members of the Committee, except in their capacity as members of a broad class of employees for whom benefits are being increased. Any such amendment shall be stated in an instrument in writing, executed in the same manner as the Plan.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.2, subject to earlier distribution at the discretion of the Committee.

10.5         Governing Law. This Plan shall be construed, governed and administered in accordance with the internal substantive laws of the State of California (other than the choice of law principles) to the extent not pre-empted by applicable federal law (such as the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

10.6         Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and each Participating Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.7         Payments on Behalf of Persons under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and each Participating Company.

10.8         No Employment Rights. Participation in this Plan shall not confer upon any person any right to be employed by the Company or any Participating Company or any other right not expressly provided hereunder.

10.9         Headings, etc. Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.10       Liability Between Company and Participating Companies. The Company and each Participating Company shall each be solely liable for liabilities relating to, resulting from and arising out of its own Employees’ or Directors’ participation in the Plan.

IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, has executed this restated Plan as of December 21, 2009.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ JOY NYBERG
Title: Vice President Compensation and Benefits

EXHIBIT “A”
PARTICIPATING COMPANIES

Seagate Technology (US) Holdings, Inc.

XIOtech Corporation, until December 31, 2002

Seagate Technology LLC

Seagate Technology Investment Holdings LLC

Seagate RSS LLC

Seagate Removable Storage Solutions (US) Holdings, Inc.

Seagate Removable Storage Solutions LLC

i

EXHIBIT “B”

MAXTOR CORPORATION EXECUTIVE
DEFERRED COMPENSATION PLAN

ii